As filed with the Securities and Exchange Commission on May 7, 2014

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

United Rentals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	06-1522496
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

 (Address of Principal Executive Offices and Zip Code)

United Rentals, Inc.

Second Amended and Restated 2010 Long Term Incentive Plan

(Full title of the plan)

Jonathan M. Gottsegen, Esq.

Senior Vice President, General Counsel and Corporate Secretary

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

(203) 622-3131

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $0.01 per share	5,000,000	$94.48	$472,400,000	$60,845.12

(1)         This Registration Statement covers, in addition to the number of shares of United Rentals, Inc. common stock, par value $0.01 per share (“Common Stock”) stated above, options and other rights to purchase or acquire the shares of Common Stock covered by the Registration Statement and, pursuant to Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the United Rentals, Inc. Second Amended and Restated 2010 Long Term Incentive Plan (the “Plan”). The number of shares of Common Stock covered by this Registration Statement represents additional shares that have been added to the shares available for issuance under the Plan, as approved by United Rentals, Inc. shareholders on May 7, 2014.

(2)         Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange on May 1, 2014.

EXPLANATORY NOTE

United Rentals, Inc. (“United Rentals” or the “Registrant”) previously filed a Registration Statement on Form S-8 relating to the Plan with the Securities and Exchange Commission (the “Commission”) on May 11, 2010 (Registration No. 333-166743) (the “2010 Form S-8”) and June 8, 2012 (Registration No. 333-182008) (the “2012 Form S-8”).  The contents of the 2010 Form S-8 and the 2012 Form S-8 are incorporated herein by reference.  This Registration Statement is filed by United Rentals to register additional securities issuable pursuant to the Plan and consists of only those items required by General Instruction E to Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information required by Part I of Form S-8. United Rentals will deliver the documents containing the information specified in Part I to the participants in the Plan, as required by Rule 428(b)(1). United Rentals is not filing these documents with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.         Interests of Named Experts and Counsel.

The legality of the Common Stock to which this Registration Statement relates has been passed upon for the Registrant by Jonathan M. Gottsegen, Esq., General Counsel of the Registrant. As of May 5, 2014, Mr. Gottsegen owned 13,895 shares of the Registrant’s Common Stock and held 4,533 restricted stock units to be settled in the Registrant’s Common Stock.  As of May 5, 2014, Mr. Gottsegen did not hold any options to purchase shares of the Registrant’s Common Stock.

Item 8.         Exhibits.

See the Exhibit Index attached hereto, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Stamford, Connecticut, on the 7th day of May, 2014.

UNITED RENTALS, INC.

By:	/s/ Jonathan M. Gottsegen
Name:	Jonathan M. Gottsegen
Title:	Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading “Signatures” constitutes and appoints Jonathan M. Gottsegen and William B. Plummer as his or her true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute, acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed as of the 7th day of May, 2014 by the following persons in the capacities indicated.

Signature	Title

/s/ Jenne K. Britell, Ph.D.
Jenne K. Britell, Ph.D.	Chairman and Director

/s/ José B. Alvarez
José B. Alvarez	Director

/s/ Bobby J. Griffin
Bobby J. Griffin	Director

/s/ Pierre E. Leroy
Pierre E. Leroy	Director

/s/ Singleton B. McAllister
Singleton B. McAllister	Director

/s/ Brian D. McAuley
Brian D. McAuley	Director

/s/ John S. McKinney
John S. McKinney	Director

/s/ James H. Ozanne
James H. Ozanne	Director

/s/ Jason D. Papastavrou, Ph.D.
Jason D. Papastavrou, Ph.D.	Director

/s/ Filippo Passerini
Filippo Passerini	Director

/s/ Donald C. Roof
Donald C. Roof	Director

/s/ L. “Keith” Wimbush
L. “Keith” Wimbush	Director

/s/ Michael J. Kneeland
Michael J. Kneeland	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ William B. Plummer
William B. Plummer	Chief Financial Officer (Principal Financial Officer)

/s/ John J. Fahey
John J. Fahey	Vice President - Controller (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Jonathan M. Gottsegen, Esq.

23.1	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Jonathan M. Gottsegen, Esq. (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

99.1	United Rentals, Inc. Second Amended and Restated 2010 Long Term Incentive Plan. (1)

(1)     Previously filed with the Commission as Appendix C to the Registrant’s Proxy Statement on Schedule 14A filed with the Commission on March 26, 2014 and incorporated herein by this reference.